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                                                                    EXHIBIT 99.1


              ATWOOD OCEANICS ANNOUNCES CLOSING OF PUBLIC OFFERING
                                 OF COMMON STOCK

Houston, Texas
19 October 2004

FOR IMMEDIATE RELEASE

         HOUSTON, October 19, 2004/PRNewswire/ -- Atwood Oceanics, Inc. (NYSE:
ATW) (Houston-based International Offshore Drilling Contractor) announced today the closing of its underwritten public offering of 2,175,000 shares of common stock pursuant to effective shelf registration statements on Form S-3 (File Nos. 333-92388 and 333-117534) previously filed with the Securities and Exchange Commission. The offering includes 1,175,000 shares of common stock to be sold by Atwood and 1,000,000 shares of common stock to be sold by Helmerich & Payne International Drilling Co., as selling stockholder. The underwriters have the option to purchase up to 325,000 additional shares of common stock to cover over-allotments, if any.

         The underwriting agreement provides that the shares of common stock sold in the offering will be priced at $48.50 per share, less the underwriters discount of $2.67 per share, for net proceeds before expenses of $45.83 per share.

         Atwood intends to use the net proceeds from the offering to repay a portion of the outstanding indebtedness under its existing credit facility. Atwood will not receive any proceeds from the sale of common stock by the selling stockholder.

         Goldman, Sachs & Co. acted as sole book-runner and joint manager with Credit Suisse First Boston LLC. Jefferies & Company, Inc., Raymond James & Associates, Inc. and Stifel, Nicolaus & Company, Incorporated served as co-managers.

         This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of the prospectus supplement and related base prospectus.

Statements contained in this release with respect to the future are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors: the Company's dependence on the oil and gas industry; the risks involved in upgrade to and repair of the Company's rigs; competition; operating risks; risks involved in foreign operations; risks associated with possible disruptions in operations due to terrorism; and governmental regulations and environmental matters. A list of additional risk factors can be found in the Company's Annual Report on Form 10-K, as amended, for the year ended September 30, 2003, the final prospectus supplement, preliminary prospectus supplement, and base prospectus, as filed with the Securities and Exchange Commission.

                                                           Contact:  Jim Holland
                                                                  (281) 749-7804